Exhibit 10.50

WIRELESS FACILITIES, INC.

2005 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(INCENTIVE AND NONSTATUTORY STOCK OPTIONS)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Wireless Facilities, Inc. (the “Company”) has granted to you an Option under its 2005 Wireless Facilities, Inc. Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, as provided in Section 4.2 of the Plan.

3.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your Option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                  Provided that at the time of exercise the Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, shall include delivery to the Company of your attestation of ownership of such shares of Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(b)                                  Provided that at the time of exercise the Stock is publicly traded and quoted regularly in The Wall Street Journal, you may exercise your vested shares in a Cashless Exercise transaction pursuant to the Company’s electronic notice and exercise system by delivery (on a form prescribed by the Company and the Company’s licensed securities broker) of an irrevocable direction to the Company’s licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option price and any withholding taxes (if approved in advance by the Compensation Committee of the Board if you are either an executive officer or a director of the Company).

4.                                      TAX CONSEQUENCES.  This Option is intended to have the tax status designated in the Grant Notice.

(a)                                  Incentive Stock Option.  If the Grant Notice so designates, this Option is intended to be an Incentive Stock Option within the meaning of Section 422(b) of the Code, but the Company does not represent or warrant that this Option qualifies as such.  You should consult with your own tax advisor regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.  (NOTE: If the Option is exercised more than three (3) months after the date on which you cease to be an Employee (other than by reason of your death or permanent and total disability as defined in Section 22(e)(3) of the Code), the Option will be treated as a Nonstatutory Stock Option and not as an Incentive Stock Option to the extent required by Section 422 of the Code.)

(b)                                  Nonstatutory Stock Option.  If the Grant Notice so designates, this Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

(c)                                  ISO Fair Market Value Limitation.  If the Grant Notice designates this Option as an Incentive Stock Option, then to the extent that the Option (together with all Incentive Stock Options granted to you under all stock option plans of the Company and any Affiliate, including the Plan) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount will be treated as Nonstatutory Stock Options.  For purposes of this Section, options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of Stock is determined as of the time the option with respect to such Stock is granted.  If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date required or permitted by such amendment to the Code.  If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, you may designate which portion of such Option you are exercising.  In the absence of such designation, you shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  Separate certificates representing each such portion shall be issued upon the exercise of the Option.  (NOTE: If the aggregate exercise price of the Option (that is, the exercise price multiplied by the number of shares subject to the Option) plus the aggregate exercise price of any other Incentive Stock Options you hold (whether granted pursuant to the Plan or any other stock option plan of the Company or any Affiliate) is greater than $100,000, you should contact the Chief Financial Officer of the Company to ascertain whether the entire Option qualifies as an Incentive Stock Option.)

5.                                      WHOLE SHARES; MINIMUM PURCHASE.  You may exercise your Option only for whole shares of Stock.  Unless you exercise your Option with respect to all shares then vested, or unless otherwise permitted by the Company, you may exercise your Option only for at least one hundred (100) shares on any exercise date.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the shares of Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your Option must also comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  in the sole discretion of the Board, immediately upon the termination of your Service for Cause;

(b)                                  ninety (90) days after the termination of your Service for any reason other than Cause, Disability or death, provided that if during any part of such ninety (90) day period you may not exercise your Option solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of thirty (30) days after the termination of your Service;

(c)                                  twelve (12) months after the termination of your Service due to your Disability;

(d)                                  eighteen (18) months after your death if you die either during your Service or within thirty (30) days after your Service terminates for reason other than Cause;

(e)                                  the Expiration Date indicated in your Grant Notice; or

(f)                                    the day immediately preceding the tenth (10th) anniversary of the Date of Grant.

For purposes of your Option, “Cause” means that the Board determines in good faith that you have engaged in misconduct, including but not limited to:  (i) your commission of any felony or any crime involving moral turpitude or dishonesty, (ii) your participation in a fraud or act of dishonesty against or adversely affecting the Company, or (iii) your intentional, material violation of any contract between the Company and you, any statutory duty of yours to the Company or any policy of the Company which you do not correct within thirty (30) days after written notice to you thereof.  Your physical or mental disability shall not constitute “Cause.”

8.                                      EXERCISE.

(a)                                  You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.  However, your Option shall not be exercisable at any time that the Company is investigating whether it has grounds to terminate your Service for Cause.

(b)                                  By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option, (2) the lapse of any substantial risk of forfeiture to which the shares of Stock are subject at the time of exercise, or (3) the disposition of shares of Stock acquired upon such exercise.

(c)                                  If your Option is an incentive stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Stock are transferred upon exercise of your Option.

9.                                      TRANSFERABILITY.  Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.

10.                               OPTION NOT A SERVICE CONTRACT.  Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or any obligation of the Company or an Affiliate to continue your employment.  In addition, nothing in your Option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a Cashless Exercise), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Stock otherwise issuable to you upon the exercise of your Option a number of whole shares of Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option.  Notwithstanding the filing of such election, shares of Stock shall be withheld solely from fully vested shares of Stock determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Stock or release such shares of Stock from any escrow provided for herein.

12.                               NOTICES.  Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13.                               GOVERNING PLAN DOCUMENT.  Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.